Exhibit 3.9

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

1.	The name of the corporation is:

Boise Co-Issuer Company

2.	The address of its registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, county of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purpose to be conducted or promoted is: To engage in any lawful act or activity for which the corporation may be organized under the General Corporation Law of Delaware.

4.	The total number of common shares of stock which the corporation shall have authority to issue is 1,000; all of such shares shall be without par value.

The holders of stock shall, upon the issue or sale of shares of stock of any class (whether now or hereafter authorized) or any securities convertible into such stock, have the right, during such period of time and on such conditions as the Board of Directors shall prescribe, to subscribe to and purchase such shares or securities in proportion to their respective holdings of stock, at such price or prices as the Board of Directors may from time to time fix and as may be permitted by law.

5A.	The name and mailing address of the incorporator is as follows:

Name	Mailing Address

Robert M. Meek	1111 West Jefferson Street, Suite 200
P.O. Box 990050
Boise, ID 83799-0050

5B.	The name and mailing address of the person who is to serve as a Director until the first Annual Meeting of the Stockholders, or until a successor is elected and qualified, is as follows:

Name	Mailing Address

Karen E. Gowland	1111 West Jefferson Street, Suite 200
P.O. Box 990050
Boise, ID 83799-0050

6.	The corporation is to have perpetual existence.

7.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors in Expressly Authorized to make, alter, and repeal the bylaws of the corporation.

8.	Meetings of Stockholders may be held within or without the state of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the state of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation. Elections of Directors need not be by written ballot unless the bylaws of the corporation so provide.

9.	The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon Stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, the incorporator named, for the purpose of forming a corporation pursuant to the General Corporation Law of the state of Delaware, make this certificate, declaring and certifying that this is my act and deed and the facts stated are true.

Executed March 8, 2010.

/s/ Robert M. Meek
Robert M. Meek